UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 31, 2008
MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (888) 479-9111

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Section 409A Amendments to Employment Agreements
On December 31, 2008, Marlin Business Services Corp. (the “Company”) entered into Amendments (the “Amendments”) to the Employment Agreements (the “Agreements”) of Daniel P. Dyer, Chairman, President and Chief Executive Officer, and George D. Pelose, Chief Operating Officer, General Counsel and Secretary (the “Executives”), to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and final Department of Treasury regulations issued thereunder. The Amendments include the following changes to the Agreements:
     1. Change of Control Termination. Under the Amendments, the Agreements will terminate automatically in the event of a Change of Control and the Executives will receive a lump sum payment. Prior to the Amendments, a Change of Control was an event that provided the Executives with the option to resign for Good Reason and receive a lump sum payment.
     2. Good Reason Definition. The Amendments revised the definition of a resignation for Good Reason, including the deletion of a “Change of Control” as one of the Good Reasons. Under the Amendments, “Good Reason” is defined as:
“the occurrence of any one or more of the following, without the consent of Executive: (a) a material diminution in Executive’s authority, duties or responsibilities; (b) the Company requires that Executive report to an officer or employee of the Company instead of reporting directly to the Company’s [“Chief Executive Officer” — Pelose Amendment] [“Board of Directors” — Dyer Amendment]; (c) a material diminution in Executive’s base compensation, which, for purposes of this Agreement, “base compensation” means Executive’s Base Salary and target Incentive Bonus percentage in effect immediately prior to the action taken to diminish Executive’s Base Salary or target Incentive Bonus percentage; (d) a material change in the geographic location at which Executive must perform services, which shall include a change to a location that is more than twenty-five (25) miles from the location at which the Executive performs services hereunder as of December 31, 2008; or (e) any other action or inaction that constitutes a material breach by the Company under the Agreement.”
     3. Termination Payment. Under the Amendments, in the event of a termination of employment due to either termination by the Company without Cause, the resignation by an Executive for Good Reason or non-renewal by the Company, the Executive will receive a lump sum payment. Before the Amendments, an Executive would have received the payment in a lump sum only if termination took place after a Change of Control; if such a termination took place prior to a Change of Control cash payments were made over 18 months and medical/insurance benefits were provided over 24 months. The Amendments make the full amount payable in a lump sum no matter when the termination occurs and requires a general release as a condition to the lump sum.
The lump sum amount that an Executive will receive in the event of a termination of employment due to either termination by the Company without Cause, the resignation by the Executive for Good Reason, non-renewal by the Company or a Change of Control, will be equal to: (i) two times current base salary; (ii) two times the average incentive bonus earned for the preceding two fiscal years; (iii) two years of medical and dental benefits for the executive and his family, based on the current monthly COBRA premium plus an increase to cover taxes; (iv) two years of life and long-term disability insurance coverage, based on the current annual premiums, plus an increase to cover taxes; and (v) any incentive bonus earned but not yet paid. This lump sum amount is payable within thirty (30) days following the termination date (provided the Executive executes and does not revoke a standard release of employment claims), and is in addition to any accrued salary or benefits to which the executive is entitled.
Copies of the Amendments are attached hereto as Exhibit 10.1 and Exhibit 10.2, and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

10.1	Amendment 2008-1 to the Employment Agreement, dated December 31, 2008, between Daniel P. Dyer and Marlin Business Services Corp.

10.2	Amendment 2008-1 to the Employment Agreement, dated December 31, 2008, between George D. Pelose and Marlin Business Services Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 7, 2009

MARLIN BUSINESS SERVICES CORP.

By: Name:	/s/ Daniel P. Dyer Daniel P. Dyer
Title:	Chief Executive Officer

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